                                                                    EXHIBIT 10.1

R2 INVESTMENTS, LDC                               STANFIELD CAPITAL PARTNERS LLC

                                 August 4, 2005

INTERMET Corporation
5445 Corporate Drive, Suite 200
Troy, Michigan  48098
Attention: Gary F. Ruff
           President and Chief Executive Officer

Ladies and Gentlemen:

      The undersigned, on behalf of one or more of their related or associated entities to be designated by them (collectively, the "Initial Committed Purchasers"), in accordance with the terms and subject to the conditions set forth in this amended commitment letter and the amended restructuring term sheet attached hereto as Annex "A" (the "Term Sheet"), the terms and conditions of which are incorporated by reference herein (collectively, the "Commitment Letter"), are pleased to provide, on a standby basis:

      (a) a commitment to INTERMET Corporation ("Intermet") to purchase 7,500,000 shares of the common stock (the "New Common Stock") of Reorganized Intermet, at a purchase price of $10.00 per share, in accordance with the terms and subject to the conditions set forth in the Term Sheet opposite the caption "Private Placement Purchase Agreement" (the "Private Placement Backstop Investment"); and

      (b) a commitment to Intermet to purchase the Cash-Out Shares, at a purchase price of $10.00 per share, in accordance with the terms and subject to the conditions set forth in the Term Sheet opposite the captions "Cash-Out Purchase Agreement" and "Unsecured Claims" (the "Cash-Out Backstop Investment" and, together with the Private Placement Backstop Investment, the "Backstop Investment").

      Capitalized terms used in this Commitment Letter and not defined herein shall have the meanings assigned to such terms in the Term Sheet.

      The proceeds of the Backstop Investment are to be used by the Reorganized Company for general working capital and corporate purposes and to make certain specified payments in connection with and to facilitate the consummation of a plan of reorganization (the "Plan") that shall be filed by the Company with the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division (the "Bankruptcy Court"), in connection with the Company's chapter 11 proceedings (the "Chapter 11 Cases") initiated pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as amended (the "Bankruptcy Code"). The Plan shall be in form and substance consistent with the terms and conditions of this Commitment Letter.

      The Initial Committed Purchasers are willing to provide the Backstop Investment, on a several but not joint basis, to Reorganized Intermet, substantially on the terms and conditions set forth in this Commitment Letter.

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Intermet Corporation
August 4, 2005
Page 2

      The aggregate purchase price (the "Purchase Price") for the foregoing shares of New Common Stock will be payable in cash, by wire transfer of immediately available funds, to Reorganized Intermet on the Effective Date.

      In accordance with the terms and subject to the conditions set forth in this Commitment Letter:

      (a) R2 Investments, LDC, on behalf of one or more of its related or associated entities to be designated by it (collectively, "R2 Investments"), shall be obligated to purchase 50% of the shares of New Common Stock issued by Reorganized Intermet in connection with the Private Placement Backstop Investment, and 50% of the shares of New Common Stock issued by Reorganized Intermet in connection with the Cash-Out Backstop Investment; and

      (b) Stanfield Capital Partners, on behalf of one or more of its related or associated entities to be designated by it (collectively, "Stanfield Capital"), shall be obligated to purchase 50% of the shares of New Common Stock issued by Reorganized Intermet in connection with the Private Placement Backstop Investment, and 50% of the shares of New Common Stock issued by Reorganized Intermet in connection with the Cash-Out Backstop Investment.

      Neither of the Initial Committed Purchasers shall be obligated to pay or fund any part of the other Initial Committed Purchaser's portion of the Purchase Price.

      Set forth in detail in the Term Sheet are: (a) the conditions precedent to the obligations of the Initial Committed Purchasers to make the Backstop Investment; and (b) the provisions relating to the obligation of Intermet to pay the Commitment Amount and the Reimbursable Expenses.

      Each of the Initial Committed Purchaser's commitment to make the Backstop Investment is subject to, among other things, the satisfaction (or the written waiver by each of the Initial Committed Purchasers) of the conditions precedent set forth in the Term Sheet opposite the caption "Initial Committed Purchasers Conditions Precedent".

      The definitive investment documents, including, without limitation, the Restructuring Documents (collectively, the "Definitive Investment Documents") shall contain representations, warranties, and covenants customarily included in subscription and related agreements for similar standby underwriting investments or financings.

      On the Effective Date, Reorganized Intermet and the Initial Committed Purchasers shall enter into the Registration Rights Agreement. A summary of the terms and conditions of the Registration Rights Agreement is set forth on Annex "B" to this Commitment Letter.

      On the Effective Date, Reorganized Intermet will complete the Key Employees Rights Offering, in connection with which the Key Employees shall be afforded the opportunity to purchase, on a pro rata basis, up to 181,249 shares of New Common Stock, at a purchase price of $10.00 per share. The names of the Key Employees and the number of shares of New Common

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Intermet Corporation
August 4, 2005
Page 3

Stock that may be purchased by each Key Employee are set forth on Annex "C" to this Commitment Letter.

      Upon reasonable notice and during normal business hours, Intermet will afford the Initial Committed Purchasers and their counsel, accountants and other representatives (collectively, the "Representatives") full and complete access to the books, records and properties of the Company and the opportunity to discuss the business, affairs and finances of the Company with the officers, employees, accountants, attorneys and representatives of the Company in order to enable the Initial Committed Purchasers and their Representatives to make such investigations of the Company and its business as they deem reasonably appropriate. Intermet agrees that it will cause the officers and employees of the Company, and will request their respective legal counsel and accountants, to cooperate so that the Initial Committed Purchasers can complete such review, including promptly disclosing to the Initial Committed Purchasers any material facts known to such parties which have resulted in, or could be expected to result in, a Material Adverse Change.

      Excluding any Indemnity Claim (as defined herein) arising solely from an Indemnified Party's (as defined herein) breach of this Commitment Letter or breach of any other agreements between an Indemnified Party and Intermet, or among an Indemnified Party and the Reorganized Company, Intermet agrees to indemnify and hold harmless the Initial Committed Purchasers and their respective affiliates, directors, officers, partners, members, employees, attorneys, agents and assignees (including affiliates thereof) (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses to which such Indemnified Party may become subject (each an "Indemnity Claim"), insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Commitment Letter or the proceeds of the Backstop Investment, and Intermet agrees to reimburse (on an as incurred monthly basis) each Indemnified Party for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which such indemnified expenses arise), but excluding therefrom all losses, claims, damages, liabilities and expenses that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving this Commitment Letter, the Initial Committed Purchasers shall not be responsible or liable to Intermet or any other person or entity for any special, indirect, consequential, incidental or punitive damages. The obligations of Intermet under this paragraph (the "Indemnification Obligations") shall remain effective whether or not any of the transactions contemplated in this Commitment Letter are consummated, any Definitive Investment Documents with respect to the Backstop Investment are executed and notwithstanding any termination of this Commitment Letter, and shall be binding upon Reorganized Intermet in the event that any plan of reorganization of Intermet is consummated.

      Except as provided herein, Intermet agrees that, once paid, the fees or any part thereof payable hereunder shall not be refundable or form the basis of any defense, setoff, or recoupment claim under any circumstances, regardless of whether the transactions contemplated by this

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Intermet Corporation
August 4, 2005
Page 4

Commitment Letter are consummated. All fees payable hereunder shall be paid in immediately available funds.

      Intermet represents and warrants that: (i) all written information and other materials concerning the Company and the Plan (the "Information") which has been, or is hereafter, prepared by, or on behalf of, Intermet and delivered to the Initial Committed Purchasers were or will be, when delivered, when considered as a whole, complete and correct in all material respects and did not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made; and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests which are believed by Intermet to be reasonable at the time made and (B) information believed by Intermet to have been accurate based upon the information available to Intermet at the time such projections were furnished to the Initial Committed Purchasers.

      Except as otherwise required by law, Intermet shall not issue any press release or make any other announcement that refers to the Initial Committed Purchasers or the Backstop Investment without the prior written consent of the Initial Committed Purchasers. Notwithstanding the sentence immediately preceding, in no event shall Intermet issue any such press release or make any such announcement without providing each of the Initial Committed Purchasers at least one business day to review the proposed press release or announcement and provide their written comments or suggested revisions with respect thereto.

      This Commitment Letter (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, including the Commitment Letter among R2 Investments, Stanfield Capital and Intermet dated June 21, 2005, (b) shall be governed, except to the extent that the Bankruptcy Code is applicable, by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof; (c) shall not be assignable by Intermet or the Initial Committed Purchasers; (d) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (e) may not be amended or waived except by an instrument in writing signed by Intermet and the Initial Committed Purchasers.

      This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

      Notwithstanding anything herein to the contrary, all of the obligations of Intermet hereunder are subject to the approval of the Bankruptcy Court. Intermet shall seek Bankruptcy Court approval of this Commitment Letter at the hearing scheduled for August 9, 2005 (including the Indemnification Obligations and the payment of the Commitment Amount and Reimbursable Expenses).

      If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to the Initial Committed Purchasers executed counterparts hereof not later than 4:00 p.m., New York City time, on August 4, 2005. This Commitment Letter will become effective upon the mutual exchange of executed counterparts hereof. This Commitment Letter shall expire at 4:00 p.m., New York City time, on August 4, 2005, unless it has previously become effective.

                                     Very truly yours,

                                     R2 INVESTMENTS, LDC
                                     (on behalf of certain of its related or
                                     associated entities)


                                     By: Amalgamated Gadget, L.P., as its
                                         Investment Manager

                                     By: Scepter Holdings, Inc., General Partner

                                     By: /s/ DAVE GILLESPIE
                                         ____________________________________

                                         Name:  Dave Gillespie

                                         Title: Chief Financial Officer

                                     STANFIELD CAPITAL PARTNERS LLC
                                     (on behalf of certain of its related or
                                     associated entities)

                                     By: /s/
                                         ____________________________________

                                         Name: _____________________________
                                         Title: _____________________________

Agreed and accepted on this
4th day of August, 2005

INTERMET Corporation

By: /s/ GARY F. RUFF
    ____________________________________________
    Name:  Gary F. Ruff
    Title: President and Chief Executive Officer

                                    ANNEX "A"

                              INTERMET CORPORATION

                            RESTRUCTURING TERM SHEET

                                 AUGUST 4, 2005

The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents. This term sheet is part of the commitment letter (the "Commitment Letter"), dated August 4, 2005, addressed to Intermet (as defined below) by the Initial Committed Purchasers (as defined below) and is subject to the terms thereof. This term sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.

Until publicly disclosed by INTERMET Corporation, with the prior written consent of the Initial Committed Purchasers, this term sheet and the information contained herein is strictly confidential and may not be shared with any person other than the DIP Lenders (as defined below), the Senior Credit Lenders (as defined below), the Exit Facility Lenders (as defined below), the Official Committee of Unsecured Creditors (the "Creditors' Committee") appointed in the Chapter 11 Cases (as defined below), the Official Committee of Equity Holders (the "Equity Committee") appointed in the Chapter 11 Cases, the Ad Hoc Committee of Trade Claimants (the "Ad Hoc Trade Committee") and each such party's professionals and other advisors.

COMPANY: INTERMET Corporation ("Intermet" and, as reorganized, "Reorganized Intermet"), and certain of its subsidiaries (together with Intermet, the "Company" and, as reorganized with Reorganized Intermet, the "Reorganized Company").

NOTEHOLDERS:                  The entities (the "Noteholders") that hold 9.75%
                              Senior Notes due 2009 issued by Intermet and guaranteed by certain subsidiaries of Intermet
                              (collectively, the "Notes"). The claims held by the Noteholders (inclusive of principal and interest accrued as of the petition date of the Chapter 11 Cases) against Intermet and all of the guaranty claims held by the Noteholders against Intermet's debtor subsidiaries shall be collectively referred to herein as the "Noteholder
                              Claims".

OTHER UNSECURED CLAIMANTS:    Holders of all unsecured obligations (the "GUC
                              Claims") other than (i) the Notes; and (ii) such obligations which qualify or elect to be treated in a convenience class (the "Convenience Class
                              Claims") of Intermet and its debtor subsidiaries
                              (the "GUC Holders", together with the Noteholders, the "Unsecured Holders").

INITIAL COMMITTED PURCHASERS: R2 Investments, LDC and/or one or more of its related or associated entities (collectively, "R2 Investments") and Stanfield Capital Partners and/or one or more of its related or associated entities (collectively, "Stanfield Capital" and, together with R2 Investments, the "Initial Committed Purchasers").

RESTRUCTURING TRANSACTION:    Subject to the terms of the Commitment Letter,
                              Intermet shall restructure its capital structure
                              (the "Restructuring") through the chapter 11 plans of reorganization (as amended, modified or supplemented from time to time, the "Plan") and the related disclosure statement (as amended, modified or supplemented from time to time, the "Disclosure Statement") filed with the United
                              States Bankruptcy Court for the Eastern District of Michigan, Southern Division (the "Bankruptcy
                              Court") on June 24, 2005 and June 27, 2005, respectively, in cases commenced by the Company on September 29, 2004 under chapter 11 of the Bankruptcy Code (the "Chapter 11 Cases"), which
                              Plan and Disclosure Statement shall be modified so as to be consistent with this Term Sheet and acceptable to the Initial Committed Purchasers.

PRIVATE PLACEMENT PURCHASE    In accordance with the terms and subject to the
AGREEMENT:                    conditions of a purchase agreement (the "Private
                              Placement Purchase Agreement"), the Initial
                              Committed Purchasers shall commit (the "Funding
                              Commitment") to purchase, on a pro rata basis, on the Effective Date (as defined below), 7,500,000 shares (the "Private Placement Shares") of newly-issued shares of common stock (the "New
                              Common Stock") of Reorganized Intermet, at a purchase price of $10.00 per share, to the extent not otherwise purchased in the Rights Offering (as defined below). The Funding Commitment shall be subject to the right of the Unsecured Holders, including the Initial Committed Purchasers, pursuant to an election to be made in conjunction with voting on the Plan, to purchase, on a ratable basis, the full amount of the Private Placement
                              Shares (the "Rights Offering"). The Private
                              Placement Shares shall be subject to dilution by the Unsecured Shares (as defined below), the Key
                              Employees Rights Offering (as defined below), the
                              Management Incentive Plan (as defined below) and the Alternate Subscription Shares (as defined below). In no event shall any Unsecured Holder have any right of over-subscription with respect to the Rights Offering. Moreover, the rights afforded to all Unsecured Holders to purchase the New Common Stock shall be non-transferable provided, however, with respect to each unsecured claim, the holder of the claim on the tenth business day after the Bankruptcy Court approves the adequacy of the Disclosure Statement is the only person entitled to participate in the Rights
                              Offering with respect to such claim, assuming such person continues to hold the claim. The Private
                              Placement Purchase Agreement, which shall reflect the agreement of the Initial Committed Purchasers to purchase the Private Placement Shares to be issued by Reorganized Intermet in connection with the Plan, shall include representations, warranties and covenants customary for transactions of similar type and monetary amount and otherwise acceptable to the parties thereto.
                              The Private Placement Purchase Agreement (and the
                              Plan with respect to items (i) and (ii) below) shall, among other things, specifically contain:

                                    (i) a provision specifying that Reorganized
                              Intermet shall obtain and maintain in full force tail insurance covering such risks as are presently covered for a period of not less than 5 years after the

                              Effective Date in favor of the former and current officers and directors of the Company on terms and conditions acceptable to the Company and the Initial Committed Purchasers; provided, however, that the aggregate cost of such tail insurance shall not exceed $1.5 million;

                                    (ii) a provision specifying that Reorganized
                              Intermet shall indemnify all officers and directors of the Company who served in such capacity at any time prior to the Effective Date (as defined below) for any amounts such officers and directors are required to pay as a result of any retentions or deductibles applicable under policies of insurance in effect on the date hereof or as contemplated by paragraph (i) above, which policies (or extensions thereof having terms no less favorable to the officers and directors) shall be assumed by Reorganized Intermet in the Plan. The indemnity described in the preceding sentence shall not include liability relating to any action, omission, transaction, event, occurrence or other circumstance that would constitute an exclusion under the applicable policies of insurance or liability in excess of the limits of such policies. The provision shall specify that amounts payable by Reorganized Intermet pursuant to this provision shall be paid on a current basis on behalf of the officers and directors, without requiring the officers and directors to first pay such amounts from their own funds and then seek reimbursement from Reorganized Intermet, so long as Reorganized Intermet shall have received a written undertaking by each such officer and director to repay such amounts to Reorganized Intermet if it shall be determined by a court of competent jurisdiction pursuant to a final, non-appealable order that such officer or director is not entitled to coverage under such policies of insurance;

                                    (iii) a provision that the Private Placement
                              Purchase Agreement and the Cash-Out Purchase
                              Agreement (as defined below) shall terminate automatically upon the termination of the Commitment Letter. Upon any such termination, the obligations of the parties to the Private Placement Purchase Agreement and the Cash-Out Purchase Agreement shall be of no further force or effect, except as otherwise expressly set forth therein; and

                                    (iv) a representation and warranty stating
                              that the Initial Committed Purchasers hold, as of the date of the Commitment Letter, collectively, on behalf of certain funds and managed accounts, in excess of $58.0 million in face amount of the Notes.

CASH-OUT PURCHASE             The detailed terms and conditions pursuant to
AGREEMENT:                    which the Initial Committed Purchasers shall
                              purchase the Cash-Out Shares (as defined below) shall be set forth in a purchase agreement (the
                              "Cash-Out Purchase Agreement") by and among Intermet and the Initial Committed Purchasers. The
                              Cash-Out Purchase Agreement shall include representations, warranties and covenants customary for transactions of similar type and monetary amount and otherwise acceptable to the parties.

OTHER FEATURES OF THE
RESTRUCTURING:

TREATMENT OF CLAIMS AND       The treatment of claims and interests shall be as
INTERESTS:                    set forth in the Plan and described in the
                              Disclosure Statement, in each case as modified to be consistent with this Term Sheet and acceptable to the Initial Committed Purchasers.

THE KEY EMPLOYEE RIGHTS       The Company will conduct a key employee rights
OFFERING:                     offering (the "Key Employee Rights Offering"), in
                              connection with which the Company shall offer to the Key Employees (as defined below) the right to purchase, on a pro rata basis, 181,249 shares of New Common Stock, in consideration for cash in the amount of $10.00 per share. The Key Employees shall have a right of over-subscription with respect to the Key Employee Rights Offering as set forth on Annex C to the Commitment Letter.
                              Moreover, the rights to purchase shares of New
                              Common Stock in connection with the Key Employee
                              Rights Offering shall be non-transferable. Other terms and conditions of the Key Employee Rights
                              Offering are to be determined by the Company and the Initial Committed Purchasers, in consultation with the Creditors' Committee.

                              As used herein, the term "Key Employees" means those persons who: (i) shall be employed by the Company on the effective date of the Plan (the "Effective Date"); (ii) upon consummation of the Plan, shall be entitled to receive stay bonuses under the Intermet Amended and Restated Employee Retention Plan, dated effective September 20, 2004 and restated December 8, 2004 (the "KERP"); and
                              (iii) are identified in an annex to the Commitment Letter.

                              The Key Employees either: (i) may receive in cash any unpaid stay bonuses to which they may be entitled in accordance with the terms and subject to the conditions of the KERP, including, without limitation, the stay bonus payment schedule set forth therein; or (ii) upon consummation of the Plan, may purchase shares of New Common Stock in connection with the Key Employee Rights Offering by authorizing Reorganized Intermet to apply, on their behalf, on a dollar-for-dollar basis, any such stay bonuses toward the purchase of the shares of New Common Stock covered by the Key Employee Rights Offering.

PURCHASE OF                   On the Effective Date: (i) the Initial Committed
CASH-OUT SHARES:              Purchasers shall purchase, on a pro rata basis,
                              from Reorganized Intermet the Cash-Out Shares, for an aggregate consideration equal to the product
                              (the "Aggregate Cash-Out Payment") determined by multiplying the Cash-Out Amount by the total number of Cash-Out Shares; and (ii) the Initial
                              Committed Purchasers shall deliver to Reorganized
                              Intermet, by wire transfer of immediately available funds, cash in the amount of the Aggregate Cash-Out Payment, in consideration of the Cash-Out Shares.

EXIT FACILITY:                A term loan facility and a revolving loan/letter
                              of credit facility the total of which shall not exceed $260 million, or such other higher amount as the Company and Initial Committed Purchasers, in consultation with the Creditors' Committee, deem appropriate and necessary (collectively, the "Exit Facility"), shall be made available, by one or more lenders (collectively, the "Exit Facility
                              Lenders"), to the Company, on terms and conditions acceptable to the Company and the Initial
                              Committed Purchasers, in consultation with the Creditors' Committee.

EMPLOYMENT AGREEMENTS:        In connection with the Plan, each officer
                              currently a party to an employment agreement with the Company shall enter into a new employment agreement between such officer and the Company, on terms and conditions acceptable to the Initial
                              Committed Purchasers, in consultation with the Creditors' Committee, which shall supersede such officer's existing employment agreement.

MANAGEMENT INCENTIVE PLAN:    On or as soon as reasonably practicable after the
                              Effective Date, a management incentive plan (the
                              "Management Incentive Plan") shall be implemented to reserve for designated members of senior management of the Reorganized Company equity interests (including, without limitation, restricted common stock and/or options) in Reorganized Intermet in an amount up to 5.0% of the New Common Stock issued on the Effective Date.
                              The Management Incentive Plan will contain terms and conditions that shall be determined by the Board of Directors of Reorganized Intermet.

STOCKHOLDERS' AGREEMENT:      All holders of New Common Stock will be subject to
                              a stockholders' agreement in the form attached hereto as Exhibit B, as may be amended by mutual agreement of Intermet and the Initial Committed
                              Purchasers, in consultation with the Creditors'
                              Committee (the "Stockholders' Agreement"). The
                              Stockholders' Agreement will be effective as of the Effective Date.

REIMBURSABLE EXPENSES:        The Company shall pay, within 10 days of receipt
                              of an invoice from the Initial Committed
                              Purchasers, the reasonable and documented out-of-pocket fees and expenses incurred by the Initial Committed Purchasers, including the fees and expenses of their legal counsel, on and after January 10, 2005 in connection with the Restructuring, plus all of the reasonable and documented fees and expenses incurred by the Initial Committed Purchasers, including the fees and expenses of their legal counsel, in connection with the drafting, negotiation, prosecution or defense of the Commitment Letter (including this term sheet), the Private Placement Purchase
                              Agreement, the Rights Offering, corporate governance documents, the Cash-Out Purchase
                              Agreement, the Plan, the Disclosure Statement, the
                              Confirmation Order, the Stockholders' Agreement, the Exit Facility agreements and related documents and any and all agreements and other documents ancillary hereto or thereto (collectively, the "Restructuring Documents"), including any fees and expenses incurred by the Initial Committed
                              Purchasers in connection with obtaining all required regulatory approvals (collectively, the
                              "Reimbursable Expenses"). The accrual of the Reimbursable Expenses to be paid by Intermet hereunder shall cease in the event that the Commitment Letter is terminated. So long as the Initial Committed Purchasers are not in material breach of their obligations under the Commitment
                              Letter, the obligations of Intermet to pay the Reimbursable Expenses provided herein shall remain effective whether or not any of the transactions contemplated by this Term Sheet are consummated, any definitive documents with respect to the Restructuring are executed and notwithstanding any termination of the Commitment Letter, and shall be binding upon Reorganized Intermet whether or not any plan of reorganization with respect to Intermet is consummated.

                              Notwithstanding anything contained herein or in the Commitment Letter to the contrary, the payment of any amounts due pursuant to the Commitment Letter or this Term Sheet, including but not limited to the Reimbursable Expenses due shall be subject to the approval of the Commitment Letter by the Bankruptcy Court, and such payment not causing a default pursuant to the DIP Credit Facility; provided, however, if any such payment would cause a default pursuant to the DIP Credit Facility, the Initial Committed Purchasers shall have a super-priority administrative expense claim for such unpaid amount subordinate only to the claims of the DIP Lenders.

CORPORATE GOVERNANCE:         On the Effective Date, the Board of Directors of
                              Reorganized Intermet shall be composed of seven members. On the Effective Date, five of such members shall be selected by the Initial Committed
                              Purchasers, one of such members shall be the Chief
                              Executive Officer of Reorganized Intermet and one of such members shall be selected by the Creditors' Committee. The member selected by the Creditors' Committee shall be acceptable to the Initial Committed Purchasers. Two of the five members selected by the Initial Committed
                              Purchasers may not be officers, directors or employees of either of the Initial Committed
                              Purchasers.

REGISTRATION RIGHTS:          On the Effective Date, Reorganized Intermet shall
                              enter into a Registration Rights Agreement with the Initial Committed Purchasers, pursuant to which Intermet shall agree to register the resale of the shares of New Common Stock issued to the Initial Committed Purchasers in accordance with the requirements of the Securities Act of 1933, as amended. The Registration Rights Agreement shall provide that any holder owning greater than 10% of the outstanding New Common Stock upon emergence shall be entitled to piggyback registration rights. A summary of the material terms and conditions of the Registration Rights Agreement
                              (including without limitation the time period which must have lapsed before any demand registration may be made thereunder) shall be set forth in an annex to the Commitment Letter.

INITIAL COMMITTED PURCHASERS  The obligations of the Initial Committed
CONDITIONS PRECEDENT:         Purchasers to purchase the Private Placement
                              Shares, and the obligations of the Initial
                              Committed

                              Purchasers to purchase the Cash-Out Shares, will be subject to the following conditions precedent (each, an "Initial Committed Purchasers Condition Precedent"), each of which may be waived in writing by both of the Initial Committed
                              Purchasers:

                                 (i) Intermet shall have amended the Plan and Disclosure Statement in a manner consistent with this Commitment Letter, which Plan and Disclosure Statement, as amended, shall be in form and substance reasonably satisfactory to the Initial Committed Purchasers, on or before 5 days after execution of the Commitment Letter by Intermet;

                                 (ii) a final, non-appealable order confirming the Plan (the "Confirmation Order"), in form and substance reasonably satisfactory to the Initial Committed Purchasers, shall have been entered by the Bankruptcy Court;

                                 (iii)  there shall not have occurred any
                                        Material Adverse Change (as defined
                                        below);

                                 (iv)   execution and delivery of appropriate
                                        legal documentation regarding the
                                        Restructuring, including without
                                        limitation, (A) the amended and restated certificate of incorporation and bylaws of Reorganized Intermet and each of its subsidiaries, (B) the Exit Facility, (C) the Registration Rights Agreement, (D) Private Placement Purchase Agreement,
                                        (E) the Stockholders' Agreement, and (F) the Cash-Out Purchase Agreement, each in form and substance satisfactory to the Initial Committed Purchasers and the satisfaction of the conditions precedent contained therein, which conditions precedent shall not vary materially from the conditions precedent set forth herein;

                                 (v)    all material governmental, regulatory
                                        and third party approvals, waivers
                                        and/or consents in connection with the
                                        Restructuring (collectively,
                                        "Approvals") shall have been obtained
                                        and shall remain in full force and
                                        effect, and there shall exist no claim,
                                        action, suit, investigation, litigation
                                        or proceeding, pending or threatened in
                                        any court or before any arbitrator or
                                        governmental instrumentality, which
                                        would prohibit the Initial Committed
                                        Purchasers from consummating the
                                        transactions contemplated by the
                                        Commitment Letter;

                                 (vi)   the Company realizes year-to-date
                                        consolidated EBITDA for 2005, excluding
                                        administrative fees and expenses
                                        associated with the Restructuring,
                                        through the latest calendar month ending at least 25 days prior to the Effective Date, in an amount that is no less than the amount specified for such calendar month on Exhibit A hereto, and the Company shall provide the Initial

                                        Committed Purchasers on the Effective
                                        Date a statement, which shall be
                                        executed by the President and Chief
                                        Executive Officer and Chief Financial
                                        Officer of Intermet, which shall set
                                        forth the actual year to date EBITDA
                                        through such calendar month;

                                 (vii) issuance by Reorganized Intermet of the shares of New Common Stock to the Initial Committed Purchasers as described herein;

                                 (viii) cash (or cash equivalents) and/or
                                        availability under the Exit Facility as
                                        of the Effective Date, after giving
                                        effect to the proceeds realized from the issuance and sale of the Private Placement Purchase Shares, but taking into account distributions under the Plan, of at least the amount required pursuant to the Exit Facility, and the Company shall provide the Initial Committed Purchasers, on the business day immediately preceding the Effective Date, a certificate, executed by the President and Chief Executive Officer and the Chief Financial Officer of Intermet, confirming such availability;

                                 (ix) payment in full of the Commitment Amount (as defined below) and all Reimbursable Expenses outstanding on the Effective Date, pursuant to the terms contained herein;

                                 (x)    [INTENTIONALLY LEFT BLANK;]

                                 (xi) the Exit Facility shall have closed on the terms and conditions acceptable to the Company and the Initial Committed Purchasers, in consultation with the Creditors' Committee, and not materially inconsistent with the terms of the Commitment Letter;

                                 (xii)  on the Effective Date, all
                                        representations and warranties of the
                                        Company contained in the Commitment
                                        Letter, Private Placement Purchase
                                        Agreement and the Cash-Out Purchase
                                        Agreement shall be true, complete and
                                        accurate in all material respects; and

                                 (xiii) on the Effective Date, all covenants of
                                        the Company contained in the Commitment
                                        Letter, Private Placement Purchase
                                        Agreement and the Cash-Out Purchase
                                        Agreement shall have been complied with
                                        by the Company in all material respects.

INTERMET CONDITIONS PRECEDENT:  The obligations of Intermet to consummate the transactions contemplated by the Commitment
                                Letter will be subject to the following
                                conditions precedent (each an "Intermet
                                Condition Precedent"), each of which may be waived in writing by Intermet, in consultation with the Creditors' Committee:


                                 (i)    on the Effective Date, all
                                        representations and warranties of the
                                        Initial Committed Purchasers contained
                                        in the Commitment Letter, Private
                                        Placement Purchase Agreement and the
                                        Cash-Out Purchase Agreement shall be
                                        true, complete and accurate in all
                                        material respects;

                                 (ii) on the Effective Date, all covenants of the Initial Committed Purchasers contained in the Commitment Letter, Private Placement Purchase Agreement and the Cash-Out Purchase Agreement shall have been complied with by the Initial Committed Purchasers in all material respects;

                                 (iii)  the Confirmation Order, in form and
                                        substance satisfactory to the Company,
                                        shall have been entered by the
                                        Bankruptcy Court;

                                 (iv)   execution and delivery of appropriate
                                        legal documentation regarding the
                                        Restructuring, including without
                                        limitation, (A) the amended and restated certificate of incorporation and bylaws of Reorganized Intermet and each of its Subsidiaries, (B) the Exit Facility, (C) the Registration Rights Agreement, (D) the Private Placement Purchase Agreement, (E) the Stockholders' Agreement and (F) the Cash-Out Purchase Agreement, each in form and substance satisfactory to the Company and the satisfaction of the conditions precedent contained therein, which conditions precedent shall not vary materially from the conditions precedent set forth herein;

                                 (v) all material Approvals shall have been obtained and shall remain in full force and effect, and there shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would prohibit the Company from consummating the transactions contemplated by the Commitment Letter;

                                 (vi) the Exit Facility shall have closed on the terms and conditions acceptable to the Company; and

                                 (vii)  (A) Reorganized Intermet shall obtain
                                        and maintain in full force tail
                                        insurance covering such risks as are
                                        presently covered for a period of not
                                        less than 5 years after the Effective
                                        Date in favor of the former and current
                                        officers and directors of the Company on terms and conditions acceptable to the Company and the Initial Committed Purchasers; provided, however, that the aggregate cost of such tail insurance shall not exceed $1.5 million and (B)

                                        Reorganized Intermet shall indemnify all officers and directors of the Company who served in such capacity at any time prior to the Effective Date (as defined below) for any amounts such officers and directors are required to pay as a result of any retentions or deductibles applicable under policies of insurance in effect on the date hereof or as contemplated by paragraph (A) above, which policies (or extensions thereof having terms no less favorable to the officers and directors) shall be assumed by Reorganized Intermet in the Plan. The indemnity described herein shall not include liability relating to any action, omission, transaction, event, occurrence or other circumstance that would constitute an exclusion under the applicable policies of insurance or liability in excess of the limits of such policies. Furthermore, amounts payable by Reorganized Intermet pursuant to the aforementioned shall be paid on a current basis on behalf of the officers and directors, without requiring the officers and directors to first pay such amounts from their own funds and then seek reimbursement from Reorganized Intermet , so long as Reorganized Intermet shall have received a written undertaking by each such officer and director to repay such amounts to Reorganized Intermet if it shall be determined by a court of competent jurisdiction pursuant to a final, non-appealable order that such officer or director is not entitled to coverage under such policies of insurance..

TERMINATION OF                The Commitment Letter shall terminate and all of
COMMITMENT LETTER:            the obligations of the parties thereto (other
                              than the obligations of Intermet to pay the Reimbursable Expenses and to satisfy its indemnification obligations thereunder in accordance with the terms and conditions of the Commitment Letter) shall be of no further force or effect, upon the giving of written notice of termination by the Initial Committed Purchasers or, with respect to (xiii)(B) and (xvi) only, Intermet, in the event that any of the following occurs (each, a "Termination Event"), each of which may be waived in writing by both of the Initial Committed Purchasers or, with respect to
                              (xiii)(B) and (xvi) only, Intermet, as
                              applicable:

                                 (i) the Board of Directors of Intermet shall fail to approve of the terms and conditions of the Commitment Letter on or before the filing of a motion with the Bankruptcy Court seeking entry of the Approval Order (as defined below);

                                 (ii)   Intermet shall fail to file a motion
                                        with the Bankruptcy Court (or provide
                                        other notice) seeking an order (the
                                        "Approval Order"), approving the terms
                                        and conditions of the Commitment Letter
                                        and designating the payment of any
                                        indemnification or the payment of the
                                        Commitment

                                        Amount and the Reimbursable Expenses
                                        payable thereunder as administrative
                                        expenses and obligations of Intermet,
                                        one business day after execution of the
                                        Commitment Letter by Intermet;

                                 (iii) the Bankruptcy Court shall fail to enter the Approval Order on or before the 14th day following the filing of the motion seeking entry of the Approval Order;

                                 (iv)   Intermet and the Initial Committed
                                        Purchasers shall fail to agree upon,
                                        execute and deliver the Private
                                        Placement Purchase Agreement and the
                                        Cash-Out Purchase Agreement on or before 30 days after the entry of the Approval Order;

                                 (v) the Company shall fail to amend the Plan and Disclosure Statement in a manner consistent with this Commitment Letter, which Plan and Disclosure Statement, as amended, shall be in form and substance reasonably satisfactory to the Initial Committed Purchasers, on or before 5 days after execution of the Commitment Letter by Intermet;

                                 (vi)   the Disclosure Statement or a version
                                        thereof that is not inconsistent with
                                        the terms set forth in the Commitment
                                        Letter shall not have been approved by a final, non-appealable order of the Bankruptcy Court on or before 24 days after the filing of the motion seeking the Approval Order;

                                 (vii)  the Confirmation Order shall not have
                                        been entered by the Bankruptcy Court
                                        within 75 days of the entry of the
                                        Approval Order;

                                 (viii) the Plan shall not have become effective
                                        on or before the 20th day following
                                        confirmation of the Plan;

                                 (ix) there shall be any modification to any provision of the Plan or the Disclosure Statement that is inconsistent with the terms and conditions set forth in the Commitment Letter, without the prior written consent of the Initial Committed Purchasers, which consent shall not be unreasonably withheld, or Intermet shall withdraw, or file a motion to withdraw, the Plan, except on terms reasonably acceptable to the Initial Committed Purchasers;

                                 (x) an event shall have occurred or an order shall have been entered by the Bankruptcy Court that shall have the practical effect of preventing confirmation of the Plan on or before the date contemplated in clause (vii) above and such order or event shall not have been vacated or otherwise corrected within 30 days after receipt of notice from the Initial Committed Purchasers;

                                 (xi)   the conversion of one or more of the
                                        Chapter 11 Cases to a case under Chapter
                                        7 of the Bankruptcy Code, unless any
                                        such conversion is made with the prior
                                        written consent of the Initial Committed
                                        Purchasers;

                                 (xii) the appointment of a trustee, receiver or examiner with expanded powers in one or more of the Chapter 11 Cases, unless any such appointment is made with the prior written consent of the Initial Committed Purchasers;

                                 (xiii) (A) one or more of the Initial Committed
                                        Purchasers Conditions Precedent shall
                                        not have been satisfied (or waived by
                                        the Initial Committed Purchasers) on or
                                        before the Effective Date, unless such
                                        delay is solely due to the fault of the
                                        Initial Committed Purchasers; or (B) one or more of the Intermet Conditions Precedent shall not have been satisfied (or waived by the Intermet) on or before the Effective Date, unless such delay is solely due to the fault of the Intermet;

                                 (xiv)  10 days after the receipt of written
                                        notice of termination by Intermet from
                                        the Initial Committed Purchasers that
                                        Intermet has failed to perform in any
                                        material respect any of its obligations
                                        under the Commitment Letter and such
                                        failure remains uncured at the
                                        conclusion of such ten-day period; or

                                 (xv)   at any time after the occurrence of a
                                        Material Adverse Change. As used herein, the term "Material Adverse Change" means any change, effect, event, occurrence, state of facts or development, either alone or in combination, and either known or unknown by the Company as of June 21, 2005, that is materially adverse to the business, financial condition or results of operation of Intermet and its subsidiaries, taken as a whole; provided, however, that in no event shall any change, effect, event, occurrence, state of facts or development that is disclosed in Intermet's Annual Report on Form 10-K for the twelve-month period ended December 31, 2003, or in Intermet's Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2004, June 30, 2004 and September 30, 2004, or on any filing on Form 8-K made by Intermet prior to June 21, 2005, each in the form first filed by Intermet with the Securities and Exchange Commission, or any other information delivered in writing by the Company to the Initial Committed Purchasers prior to June 21, 2005, be considered a Material Adverse Change, and provided further, that in no event shall the prosecution of the Chapter 11 Cases on terms and conditions consistent with the terms and conditions set forth in the Commitment Letter be considered a Material Adverse Change.

                                 (xvi) Intermet receives a binding offer with respect to a financial restructuring that (a) pays the Company's existing secured creditors in full in cash, and
                                        (b) delivers a dollar recovery to all
                                        Unsecured Holders in excess of the
                                        implied dollar recovery to Unsecured
                                        Holders as set forth in the Disclosure
                                        Statement.

REPRESENTATION OF INITIAL     The Initial Committed Purchasers represent to the
COMMITTED PURCHASER           Debtors that the Initial Committed Purchasers
OWNERSHIP:                    hold, as of the date of the Commitment Letter,
                              collectively, on behalf of certain funds and managed accounts, in excess of $58.0 million in face amount of the Notes. If the Initial Committed
                              Purchasers, at any time prior to the date on which the Plan shall be confirmed by the Bankruptcy
                              Court or the termination of the Commitment Letter, shall fail to hold collectively, on behalf of such funds and managed accounts, at least $58 million in face amount of the Notes, the Initial Committed
                              Purchasers shall promptly deliver written notice
                              (the "Sell-Down Notice") thereof to Intermet.

                              So long as Intermet is not in breach of its obligations under the Commitment Letter, Intermet may terminate the Commitment Letter at any time within five business days of its receipt of the Sell-Down Notice by delivering to the Initial Committed Purchasers written notice (the "Sell-Down Termination Notice") of such termination. Upon the receipt of the Sell-Down Termination Notice by the Initial Committed Purchasers, the Commitment Letter shall terminate and all of the obligations of the parties thereto (other than the obligations of Intermet to pay the Reimbursable Expenses and to satisfy its indemnification obligations thereunder in accordance with the terms and conditions of the Commitment Letter) shall be of no further force or effect.

COMMITMENT AMOUNT:            In accordance with the terms and conditions of the
                              Commitment Letter and this Term Sheet, Intermet shall pay the Initial Committed Purchasers an amount equal to $3.0 million (the "Commitment
                              Amount") on the Effective Date. In the event that the Commitment Letter is terminated prior to the Effective Date, the Commitment Amount shall not be payable. Notwithstanding anything contained herein to the contrary, in the event that the Commitment
                              Letter is terminated in accordance herewith prior to the Effective Date, the Initial Committed
                              Purchasers sole and exclusive remedy shall be limited to the payment of the Reimbursable
                              Expenses accrued up until the date of termination and the Indemnification Obligation (as defined in the Commitment Letter).

                              The Initial Committed Purchasers shall have no duties or obligations under the Commitment Letter, Private Placement Purchase Agreement or Cash-Out Purchase Agreement, other than those expressly set forth herein or therein.

                              Notwithstanding anything contained herein or in the Commitment Letter to the contrary, the payment of any amounts due pursuant to the Commitment Letter or this Term Sheet, including but not limited to the payment of the Commitment Fee shall be subject to the approval of the Commitment Letter by the Bankruptcy Court, and such payment not causing a default under the DIP Credit Facility; provided, however, if any such payment would cause a default pursuant to the DIP Credit Facility, the Initial Committed Purchasers shall have a super-priority administrative expense claim for such unpaid amount subordinate only to the claims of the DIP Lenders.

ALTERNATE APPLICATION OF THE  So long as the Commitment Letter has not been
COMMITMENT AMOUNT:            previously terminated, on the Effective Date, the
                              Initial Committed Purchasers:(i) may purchase up to 300,000 additional shares of New Common Stock, at a purchase price of $10.00 per share, by delivering to Reorganized Intermet, by wire transfer of immediately available funds, cash in an amount up to the Commitment Amount that the Initial Committed Purchasers shall have previously received; and (ii) may apply all or any portion of the Commitment Amount otherwise payable to the Initial Committed Purchasers toward the purchase of up to 300,000 additional shares of New Common
                              Stock at a purchase price of $10.00 per share. Any shares of New Common Stock purchased by an Initial
                              Committed Purchaser (collectively, the "Alternate
                              Subscription Shares") pursuant to this paragraph shall be issued to such Initial Committed
                              Purchaser on the Effective Date, and the portion of the Commitment Amount otherwise payable to such Initial Committed Purchaser shall be correspondingly reduced.

PLAN SUPPORT:                 Until the termination of the Commitment Letter in
                              accordance with its terms, the Initial Committed
                              Purchasers agree to support confirmation of the Plan and agree not to support any other plan of reorganization with regard to the Company.

                                    EXHIBIT A

                              INTERMET CORPORATION

If the latest calendar month               Then the year-to-date
ending at least 25 days prior to           2005 consolidated EBITDA,
the Effective Date is the month            excluding administrative
of:                                        fees and expenses
                                           associated with the
                                           Restructuring, for such
                                           calendar  month shall be
                                           no less than:

June 2005                                  $15,230,000
July 2005                                  $14,163,000
August 2005                                $17,149,000
September 2005                             $22,476,000
October 2005                               $26,799,000
November 2005                              $29,725,000
December 2005                              $27,459,000

                                    EXHIBIT B

                             STOCKHOLDERS' AGREEMENT

                                    EXHIBIT B

                             STOCKHOLDERS AGREEMENT


                                      AMONG

                              INTERMET CORPORATION

                                       AND

                        THE STOCKHOLDERS SPECIFIED HEREIN

                                TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----
STOCKHOLDERS AGREEMENT  among  INTERMET CORPORATION  and  THE STOCKHOLDERS SPECIFIED HEREIN.......................        1

TABLE OF CONTENTS.................................................................................................        i

INTERMET CORPORATION STOCKHOLDERS AGREEMENT.......................................................................        1

Preamble.........................................................................................................         1

ARTICLE I DEFINITIONS.............................................................................................        1
         1.1      Definitions.....................................................................................        1

ARTICLE II RESTRICTIONS ON TRANSFER...............................................................................        3
         2.1      Transfers Binding Upon Transferees..............................................................        3
         2.2      Restrictions on Transfer........................................................................        3
         2.3      Agreement to Become Party; Invalid Transfers....................................................        5
         2.4      Issuance of New Company Shares..................................................................        5
         2.5      Legends.........................................................................................        5

ARTICLE III INFORMATION RIGHTS AND CONFIDENTIALITY................................................................        6
         3.1      Information Rights..............................................................................        6
         3.2      Confidentiality.................................................................................        6

ARTICLE IV MISCELLANEOUS..........................................................................................        7
         4.1      Amendment and Waiver............................................................................        7
         4.2      Severability....................................................................................        7
         4.3      Entire Agreement................................................................................        7
         4.4      Successors and Assigns..........................................................................        7
         4.5      Counterparts....................................................................................        8
         4.6      Remedies........................................................................................        8
         4.7      Notices.........................................................................................        8
         4.8      Delivery by Facsimile...........................................................................        8
         4.9      Descriptive Headings............................................................................        8
         4.10     Governing Law...................................................................................        8
         4.11     Submission to Jurisdiction......................................................................        9
         4.12     Agreement Binding and Enforceable...............................................................        9

                              INTERMET CORPORATION
                             STOCKHOLDERS AGREEMENT

            THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made as of [EFFECTIVE DATE], among INTERMET Corporation, a Delaware corporation (the "Company"), each of the holders of the Common Stock (as hereinafter defined), as set forth on Schedule 1, and each other holder or potential holder of Common Stock who may be or may become bound by the terms of this Agreement, pursuant to the provisions of Sections 2.3, 2.4, or 4.12 hereof or otherwise (the "Stockholders").

                                    PREAMBLE

            WHEREAS, pursuant to the Plan (as hereinafter defined), each Stockholder listed on Schedule I hereto is receiving from the Company, on the date hereof, the number of shares of Common Stock set forth opposite such Stockholder's name on Schedule I hereto; and

            WHEREAS, pursuant to the Plan, the Company and the Stockholders are entering into this Agreement to govern certain of their rights relating to the Common Stock.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

            1.1 DEFINITIONS. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the following meanings:

            "Agreement" has the meaning set forth in the first paragraph hereof.

            "Beneficial Owner" and "Beneficial Ownership" shall be determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act. The term "Beneficially Owned" shall have a correlative meaning.

            "Common Stock" means the Common Stock, $[o] par value per share, of the Company.

            "Company" has the meaning set forth in the first paragraph hereof.

            "Company Shares" means any shares of any class or series of capital stock of the Company (or any securities, options, or warrants convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company) held by any Stockholder.

            "Effective Date" means the date and time immediately following the consummation of the Plan.

            "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Person" has the meaning set forth in Section 2.2.

            "Plan" means the Debtors' Plan of Reorganization filed by the Company with the United States Bankruptcy Court of the Eastern District of Michigan, Southern District, on June 24, 2005, as amended, modified and supplemented on or prior to the date hereof.

            "Public Offering" means any public offering of Common Stock registered under the Securities Act.

           "R2 Investments" means R2 Investments, LDC and/or one or more of its related or associated entities.

            "Registrant" has the meaning assigned in Rule 12b-2 under the Exchange Act.

            "Securities Act" means the Securities Act of 1933, as the same may be amended from time to time.

            "Stanfield" means Stanfield Capital Partners LLC and/or one or more of its related or associated entities.

            "Stockholders" has the meaning set forth in the Preamble.

            "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, capital stock possessing the voting power under normal circumstances to elect a majority of the directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the gains or losses of such limited liability company, partnership, association or other business entity or shall be or control (or have the power to control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.

            "Ten Percent Holder" means, the Beneficial Owner of at least 10% of the outstanding Common Stock on the Effective Date.

"Transfer" has the meaning set forth in Section 2.2 of this Agreement. The terms "Transferee", "Transferor" "Transferred" and other forms of the word "Transfer" shall have correlative meanings.

                                   ARTICLE II
                            RESTRICTIONS ON TRANSFER

            2.1 TRANSFERS BINDING UPON TRANSFEREES. The terms of this Agreement shall be binding upon any Transferee of any Company Shares.

            2.2 Restrictions on Transfer. The following restrictions shall apply to any Transfer of any of the Company Shares:

            (a) If an individual, partnership, limited liability company, firm, company, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act (each a "Person"), shall attempt to transfer in any manner whatsoever, including by way of sale, transfer, assignment, conveyance or other disposition, including without limitation by merger, operation of law, bequest or pursuant to any domestic relations order, whether voluntarily or involuntarily, other than a sale, transfer, assignment, conveyance or other disposition to the Company, any of the Company Shares (any such transfer or assignment being a "Transfer"), (provided, however, that a transaction that is a pledge shall not be deemed a Transfer, but a foreclosure pursuant thereto shall be deemed to be a Transfer), then such Transfer shall be void and shall not be recognized by the Company, except as authorized pursuant to this Section 2.2.

            (b) The restrictions contained in this Section 2.2 are for the purpose of ensuring that the Company is not required to become a Registrant under the Exchange Act due to the number of Stockholders. In connection therewith, and to provide for the effective policing of these provisions, a potential transferor or transferee who proposes to effect a Transfer, prior to the date of the proposed Transfer, must submit a request in writing (a "Request") that the Company review the proposed Transfer and authorize or not authorize the proposed Transfer. A Request shall be mailed or delivered to the attention of the Chief Executive Officer and the General Counsel of the Company at the Company's principal place of business or telecopied to the Company's telecopier number at its principal place of business. Such Request shall be deemed to have been delivered when actually received by the Company. A Request shall include (i) the name, address and telephone number of the proposed transferee, (ii) a description of the interest proposed to be Transferred by the proposed transferee, (iii) the date on which the proposed Transfer is expected to take place, (iv) the name of the proposed transferor of the interest to be Transferred, (v) the percentage of the proposed transferor's Company Shares to be Transferred and (vi) a Request that the Company authorize, if appropriate, the Transfer and inform the proposed transferor and transferee of its determination regarding the proposed Transfer. Each such Request shall be reviewed, on behalf of the Company, by the Company's General Counsel or, if the Company does not have a General Counsel at the time of such Request, by the Chief Executive Officer of the Company (such reviewing executive hereinafter referred to as the "Reviewer"). Subject to subparagraph (c) hereof, the Reviewer shall conclusively determine whether to authorize or reject the proposed Transfer, and shall promptly, and in any event within thirty (30) days after receipt of (i) a properly completed Request and (ii) any additional information the Reviewer may request pursuant to Section 2.2(c), inform the proposed transferee or transferor making the Request of such determination.

            (c) Notwithstanding anything to the contrary set forth in this
Section 2.2, the Reviewer shall authorize (i) any proposed Transfer by a Stockholder of the Company to another Stockholder of the Company, and (ii) any proposed Transfer of all of the Company Shares owned by the proposed transferor to a Person who is treated as a single record holder under the Exchange Act. The Reviewer shall reject any proposed Transfer that the Reviewer determines in good faith could cause the Company to be required to become a Registrant under the Exhange Act due to the number of Stockholders. For the avoidance of doubt, the Reviewer shall address requests for Transfers contemplated in the order in which the Requests are received. In deciding whether to approve any proposed Transfer, the Reviewer may seek the advice of outside counsel to the Company and may request all relevant additional information from the proposed Transferor and/or the Transferee necessary to make her or his determination. The Reviewer may rely in good faith upon any advice so provided and on information provided in the Request or pursuant to this Section 2.2(c).

            (d) Any Transfer attempted to be made in violation of this Section
2.2 will be null and void. The proposed transferee shall not be entitled to any rights of stockholders of the Company, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions, with respect to the Company Shares that were the subject of such attempted Transfer.

            (e) In addition to any remedies available to the Company under applicable law or in equity, after learning of a Transfer not in compliance with this Section 2.2, the Company shall demand the immediate surrender, or cause to be immediately surrendered, to the Company, all certificates representing the Company Shares that were the subject of such attempted transfer, or any proceeds received upon a sale of such Company Shares, and any dividends or other distributions made after such noncompliant transfer with respect to such Company Shares, if any. Any such surrendered certificates shall be destroyed. If any such certificates are not immediately surrendered, the Company shall cancel such certificates, or cause such certificates to be cancelled, on the stock transfer records and other records of the Company. Any shares attempted to be transferred pursuant to a destroyed or cancelled certificate shall continue to be registered in the name of the purported Transferor. Nothing in this subparagraph (e) shall be deemed inconsistent with the Transfer of such securities being deemed null and void pursuant to subparagraph (d) hereof.

            (f) The Company may require, as a condition precedent to the registration of the Transfer of any of the Company Shares or the payment of any distribution on any of the Company Shares, that the proposed transferor and transferee or payee furnish to the Company all information reasonably requested by the Company with respect to all the direct or indirect ownership interests in such Company Shares. The Company may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Chief Executive Officer under the direction of the Board of Directors to be necessary or advisable to implement this Section 2.2, including, without limitation, instructing the transfer agent not to register any Transfer of Company Shares on the Company's stock transfer records if it has knowledge that such Transfer is prohibited by this Section 2.2, and/or authorizing such transfer agent to require an affidavit from a transferee or transferor regarding such Person's ownership of Company Shares and other evidence that a Transfer will not be prohibited by this Section 2.2, as a condition to registering any Transfer.

            (g) Nothing contained in this Section 2.2 shall limit the authority of the Company, its executive officers or the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to ensure that the Company is not required to become a Registrant under the Exchange Act due to the number of Stockholders.

            (h) The provisions of this Section 2.2 shall terminate upon the earliest of (i) any Public Offering of Common Stock, (ii) the filing by the Company of a registration statement pursuant to Section 12(g) of the Exchange Act, and (iii) such time as the Board of Directors determines that the provisions of this Section 2.2 are no longer necessary for the preservation of the Company's status as a non-reporting company under the Exchange Act.

            (i) This Section 2.2 shall not apply to the Transfer of any Common Stock offered and sold by a Stockholder in conjunction with a Public Offering. Upon completion of a Public Offering, the holder of any certificate representing any Common Stock offered or sold in conjunction with such Public Offering shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing either of the legends required under Section 2.5.

            2.3 AGREEMENT TO BECOME PARTY; INVALID TRANSFERS. No Stockholder may Transfer any Company Shares unless, prior to the consummation thereof, such Stockholder delivers to the Company a counterpart or joinder of this Agreement executed by the Transferee of such Company Shares.

            2.4 ISSUANCE OF NEW COMPANY SHARES. Prior to any issuance of Company Shares (other than pursuant to a Public Offering) to any Person who is not already a Stockholder, the Company shall cause such Person to execute and agree to deliver to the Company a counterpart or joinder of this Agreement.

            2.5 LEGENDS. (a) Each certificate evidencing Company Shares subject to the terms hereof and each certificate issued in exchange for or upon the Transfer of any such Company Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER OBLIGATIONS SET FORTH IN
            THE STOCKHOLDERS AGREEMENT, DATED AS OF [    ], 2005, AS THE SAME
            MAY BE AMENDED OR MODIFIED FROM TIME TO TIME, AMONG THE ISSUER OF THESE SECURITIES (THE "COMPANY") AND ITS STOCKHOLDERS. A COPY OF SUCH STOCKHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

Subject to the prior approval of the Board of Directors, the holder of any certificate representing Company Shares and bearing such legend shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing the legend set forth above.

(b) In addition, each certificate evidencing Company Shares issued to a Ten Percent Holder shall be stamped or otherwise imprinted with a legend in substantially the following form:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED."

A holder of a certificate representing shares of Company Shares and bearing such legend shall be entitled to have a new certificate issued without such legend upon delivery to the Company of an opinion of counsel reasonably acceptable to the Company to the effect that such legend is no longer required to ensure compliance with the Securities Act.

                                   ARTICLE III
                     INFORMATION RIGHTS AND CONFIDENTIALITY

            3.1 INFORMATION RIGHTS. After the end of each fiscal year, the Company shall provide to each Stockholder that shall request such information in writing (so long as such information may be provided by the Company without unreasonable effort or expense), an audited balance sheet of the Company as of the end of such fiscal year, and an audited statement of income and statement of cash flows of the Company for such year, in each case prepared in accordance with generally accepted accounting principles and setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail, and audited by the Company's independent public accountants.

            3.2 CONFIDENTIALITY. Each Stockholder agrees to use commercially reasonable efforts (equivalent to the efforts such Stockholder applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all information regarding the Company and its business provided to such Stockholder by the Company pursuant to Section 3.1 or otherwise for a period of two years following receipt thereof, except that such Stockholder may disclose such information: (a) to its authorized representatives, so long as such authorized representatives have agreed in writing to comply with the covenant contained in this Section 3.2; (b) in connection with any Transfer or proposed Transfer to any bona fide proposed Transferee that has agreed in writing to comply with the covenant contained in this Section 3.2 (and any such bona fide proposed Transferee may disclose such information to its authorized representatives, so long as such authorized representatives have agreed in writing to comply with the covenant contained in this Section 3.2); (c) as required or requested by any governmental authority or compelled by any court decree, subpoena or legal or administrative order or process; (d) in connection with the exercise of any right or remedy under this Agreement or in connection with any action, claim, lawsuit, demand, investigation or proceeding to which such Stockholder is a party before any governmental authority or before any arbitrator or panel of arbitrators; or (e) that ceases to be confidential through no fault of such Stockholder.

                                   ARTICLE IV
                                  MISCELLANEOUS

            4.1 AMENDMENT AND WAIVER. This Agreement may only be modified or amended, and the provisions hereof may be waived, by an instrument in writing signed by the Company and approved by the Board of Directors, provided, however, that: (a) any amendment, modification or waiver that would adversely affect the rights or obligations of all Stockholders under Sections 2.2 and 3.1 hereof shall not be effective without the prior written consent of the holders of at least 66.6% of all shares of Common Stock then issued and outstanding; (b) any amendment, modification and waiver that would adversely affect the rights or obligations of any Stockholder, in its capacity as a Stockholder, without similarly affecting the rights or obligations hereunder of all Stockholders, shall not be effective as to such Stockholder without its prior written consent; and (c) the Company may automatically amend Schedule 1 hereto and may distribute such amended Schedule 1 to each of the Stockholders upon any change in any Stockholder's information thereon, such as a change in the Stockholder's notice information or a change required as a result of a Transfer of Common Stock by a Stockholder in accordance with this Agreement, or a change required as a result of the addition of additional Stockholders in accordance with Section 2.3 or
Section 2.4. Any waiver of any provision of this Agreement must be granted in writing by the party granting such waiver.

            4.2 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

            4.3 ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

            4.4 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and permitted assigns and the Stockholders and their respective successors and permitted assigns, subject to the restrictions on transfer set forth herein.

            4.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

            4.6 REMEDIES. The Company and the other Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

            4.7 NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Schedule 1 hereto and to any subsequent holder of Company Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

            INTERMET Corporation
            5445 Corporate Drive
            Suite 200
            Troy, Michigan 48098
            Attn: Chief Executive Officer and General Counsel

            4.8 DELIVERY BY FACSIMILE. This Agreement, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

            4.9 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            4.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

            4.11 SUBMISSION TO JURISDICTION. The Company and each Stockholder hereby irrevocably submit to any suit, action or proceeding arising out of or related to this Agreement to the exclusive jurisdiction of any court of the State of Delaware located in Wilmington and waive any and all objections to jurisdiction that they may have under the laws of the State of Delaware or the United States and any claim or objection that any such court is an inconvenient forum.

            4.12 AGREEMENT BINDING AND ENFORCEABLE. This Agreement shall be binding on and enforceable by each holder of Common Stock that shall receive such Common Stock pursuant to the terms of the Plan, to the same extent and with the same effect as if such holder shall have executed and delivered this Agreement as of the date hereof, irrespective of whether: (a) such holder is a signatory hereto; (b) such holder's name is set forth on Schedule 1 hereto; and
(c) such holder shall receive the certificate or certificates evidencing such Common Stock on or after the Effective Date. Upon the written request of the Company, each holder of Common Stock that is not a signatory to this Agreement agrees to execute and deliver to the Company a counterpart or joinder to this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                      INTERMET CORPORATION

                                      By: _____________________________________
                                          Name:
                                          Title:

                                      [Name of Stockholder]

                                      By: _____________________________________
                                          Name:
                                          Title:

                                      [Name of Stockholder]

                                      By: _____________________________________
                                          Name:
                                          Title:

                                      [Name of Stockholder]

                                      By: _____________________________________
                                          Name:
                                          Title:

                                      [Name of Stockholder]

                                      By: _____________________________________
                                          Name:
                                          Title:

                   [Signature Pages to Stockholders Agreement]

                                   SCHEDULE 1
                                  STOCKHOLDERS

NAME AND ADDRESS                                                 SHARES OF
OF STOCKHOLDER                                                 COMMON STOCK
----------------                                               ------------

                                    ANNEX "B"

                       Summary of the Terms and Conditions
                      of the Registration Rights Agreement

      The Registration Rights Agreement shall provide, among other things, that:

      (i) within sixty days after the date on which Reorganized Intermet shall receive a written request, signed by either of the Initial Committed Purchasers, pursuant to which such Initial Committed Purchaser shall request that Reorganized Intermet register the resale of the shares of New Common Stock held by such Initial Committed Purchaser under the Securities Act of 1933, as amended (the "Securities Act"), Reorganized Intermet shall prepare and file, and shall use its reasonable best efforts to have declared effective within sixty days thereafter, a registration statement under the Securities Act for the offering on a continuous basis pursuant to Rule 415 of the Securities Act, of the shares of New Common Stock held by such Initial Committed Purchaser (the "Shelf Registration"); and

      (ii) Reorganized Intermet shall keep the Shelf Registration effective for a period ending on the earlier of (a) the date that is the two-year anniversary of the date upon which such registration statement is declared effective by the Securities and Exchange Commission (the "SEC"), (b) the date such Registrable Securities have been disposed of pursuant to an effective registration statement, (c) the date such Registrable Securities have been disposed of (1) pursuant to and in accordance with SEC Rule 144 (or any similar provision then in force) under the Securities Act or (2) pursuant to another exemption from the registration requirements of the Securities Act pursuant to which the Registrable Securities are thereafter freely tradeable without restriction under the Securities Act, (d) the date such Registrable Securities may be disposed of pursuant to SEC Rule 144 (or any similar provision then in force) within the volume limitations thereunder within a 90 day period or pursuant to SEC Rule 144(k) (or any similar provision then in force) under the Securities Act or (e) such Registrable Securities cease to be outstanding.

      The Registration Rights Agreement shall include such other provisions, including provisions relating to indemnification and contribution and the payment by Reorganized Intermet of the fees and expenses incurred by the Initial Committed Purchasers, customarily included in registration rights agreements entered into in connection with similar financings.

      The Registration Rights Agreement shall also provide that any person holding more than 10% of the outstanding New Common Stock on the Effective Date shall be entitled to piggy-back registration rights.

                                    ANNEX "C"

                          Key Employee Rights Offering

  Name of                                                                            Number of Shares
Key Employee                                                                       of New Common Stock
------------                                                                       -------------------
Those persons who upon consummation of the Plan, shall be                                181,249*
entitled to receive stay bonuses under the Intermet Amended
and Restated Employee Retention Plan, dated effective
September 20, 2004 and restated December 8, 2004 and are
classified as Tier I Participants or Tier II Participants

* To the extent that the KERP Shares exercised by TIER I participants plus the KERP Shares exercised by the TIER II participants is less than 181,249, such TIER I participants and such TIER II participants may purchase the KERP Shares that have not otherwise been exercised on a pro rata basis based upon the KERP payment which would otherwise be due to such participant. In no event will more than 181,249 shares be issued.

                                       1